Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

  For Further Information:

Mikel H. Williams	Andrew Greenebaum/Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
J. Michael Dodson	andrewg@addocommunications.com
Chief Financial Officer	lauraf@addocommunications.com
(714) 688-7200

DDi Corp. Announces Third Quarter 2010 Results

Declares Increased Quarterly Dividend of $0.10 per share

ANAHEIM, Calif., October 28, 2010 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the third quarter ended September 30, 2010. The Company also announced that its Board of Directors has declared an increased quarterly dividend of $0.10 per share of common stock to be paid in the fourth quarter of 2010.

Quarterly Highlights:

•	Net sales of $69.0 million increased 27.5% over pro-forma third quarter 2009 net sales, which include for comparison purposes the Coretec net sales

•	Gross margin expanded to 22.5%

•	Net income increased 8% sequentially to $6.5 million, or $0.31 per share

•	Successfully consolidated all Toronto-based manufacturing into DDi’s state-of-the-art Sheppard facility

•	Entered into new $25 million revolving credit facility, adding flexibility to capital structure

•	Declared quarterly dividend of $0.10 per share

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “DDi delivered another quarter of strong performance, benefitting not only from solid end market demand, but also continued execution of our business strategy. Despite mixed macro economic reports, DDi’s sales and order activity remained robust throughout the quarter, resulting in our fifth consecutive quarter of sequential revenue growth. We are especially pleased that our strong financial position has enabled us to drive shareholder return through the payment of a quarterly dividend of $0.06 per share in the third quarter. In addition, our ability to increase our quarterly cash dividend to $0.10 per share in the fourth quarter reflects our continued confidence in our cash generation

DDi Corp. Third Quarter 2010 Earnings Results

capabilities and our commitment to delivering returns to our shareholders, while also retaining the flexibility to pursue additional growth opportunities.”

Mr. Williams continued, “During the quarter, we ceased operations of the legacy DDi Toronto facility, and entering into the fourth quarter we have consolidated our Toronto-based manufacturing in one location, marking a significant milestone in the integration of our operational activity in Canada.”

Mr. Williams continued, “We believe our 2010 performance year-to-date is particularly notable in light of our acquisition of Coretec, which we completed on December 31, 2009. In addition to integrating our organizations and managing the ongoing Toronto facilities integration process, we have delivered improved financial performance and strengthened our competitive positioning within the North American Printed Circuit Board marketplace. Looking to the remainder of 2010, we continue to target our 2010 net sales guidance of 20% – 25% growth over 2009 pro-forma net sales of $220 million.”

Third Quarter Results

Net sales for the third quarter of 2010 were $69.0 million, a 75.5% increase over the prior year quarter. The increase was due to stronger end market demand coupled with the net sales contribution from the Coretec acquisition. On a pro-forma basis, including the impact of Coretec’s net sales for the 2009 comparative period, net sales for the third quarter of 2010 increased 27.5% over the prior year quarter and increased 0.9% sequentially.

Gross margin for the third quarter of 2010 increased 571 basis points year-over-year to 22.5% from 16.8% of net sales in the prior year period. The year-over-year improvement in gross margin was primarily driven by improved operational efficiencies derived from the net sales increase and operating expense controls. On a sequential basis, gross margin increased 13 basis points from 22.4% of net sales in the second quarter of 2010.

Operating income in the third quarter of 2010 was $6.7 million, or 9.7% of net sales, compared to operating income of $0.4 million, or 0.9% of net sales, in the prior year period. Operating income in the second quarter of 2010 was $6.8 million, or 9.9% of net sales. Operating income in the third quarter was down sequentially from the second quarter due to higher operating expenses primarily driven by higher professional fees in the third quarter partially offset by lower non-recurring integration costs.

Adjusted EBITDA for the third quarter of 2010 was $9.4 million, or 13.7% of net sales, compared to $3.0 million, or 7.7% of net sales, in the prior year period. Adjusted EBITDA for the second quarter of 2010 was $9.8 million, or 14.3% of net sales. The sequential decline in Adjusted EBITDA in the third quarter was due to the higher professional fees incurred in the quarter. Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below and exclude non-recurring costs associated with the Coretec acquisition, including facility closure, severance and professional fees.

Net income in the third quarter of 2010 was $6.5 million, or $0.31 per share, compared to net income of $0.2 million, or $0.01 per share, in the prior year period. Net income in the second quarter of 2010 was $6.0 million, or $0.29 per share.

DDi Corp. Third Quarter 2010 Earnings Results

Third Quarter Balance Sheet and Liquidity

As of September 30, 2010, DDi had total cash and cash equivalents of $15.5 million and total debt of $11.7 million. Net working capital as of September 30, 2010 was $50.5 million, an increase of $5.0 million from June 30, 2010.

For the three and nine months ended September 30, 2010, capital expenditures totaled $2.1 million and $5.8 million, respectively.

New Credit Facility

On September 23, 2010, the Company entered into a $25 million asset-based revolving credit facility with an accordion provision that allows the size to be increased to $40 million. The new credit facility replaced the Company’s previous asset-based financing facility, which was terminated in December of 2009. The Company had no amount outstanding under the previous facility at the time of termination.

Quarterly Dividend

The Company paid a third quarter dividend of $0.06 per share of common stock on September 30, 2010 to shareholders of record as of September 15, 2010. In addition, on October 19, 2010 the Company’s Board of Directors declared a fourth quarter dividend of $0.10 per share of common stock. The dividend will be paid on November 30, 2010 to shareholders of record as of November 15, 2010.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2010 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing 877-941-1428 (domestic) or 480-629-9665 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through November 11, 2010 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the conference ID 4374760. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles.

DDi Corp. Third Quarter 2010 Earnings Results

The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. Third Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Sept. 30, 2010	Qtr. Ended Sept. 30, 2009	Qtr. Ended June 30, 2010
Net sales	$68,988	$39,302	$68,382
Cost of goods sold	53,450	32,693	53,067

Gross profit	15,538	6,609	15,315
	22.5%	16.8%	22.4%

Operating expenses:
Sales and marketing	4,330	2,871	4,294
General and administrative	4,298	3,198	4,080
Amortization of intangible assets	190	190	190

Operating income	6,720	350	6,751
Interest and other expense, net	152	284	442

Income before income taxes	6,568	66	6,309
Income tax expense / (benefit)	69	(183)	312

Net income	$6,499	$249	$5,997

Net income per share – basic	$0.33	$0.01	$0.30
Net income per share – diluted	$0.31	$0.01	$0.29

Weighted-average shares used in per share computations – basic	19,916	19,715	19,863
Weighted-average shares used in per share computations – diluted	20,671	19,915	20,544

DDi Corp. Third Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	9 Mo. Ended Sept. 30, 2010	9 Mo. Ended Sept. 30, 2009
Net sales	$202,035	$115,754
Cost of goods sold	157,196	95,206

Gross profit	44,839	20,548
	22.2%	17.8%

Operating expenses:
Sales and marketing	13,131	8,605
General and administrative	12,801	9,457
Amortization of intangible assets	570	570

Operating income	18,337	1,916
Interest and other expense, net	1,252	647

Income before income tax expense	17,085	1,269
Income tax expense	790	73

Net income	$16,295	$1,196

Net income per share – basic	$0.82	$0.06
Net income per share – diluted	$0.80	$0.06

Weighted-average shares used in per share computations – basic	19,868	19,715
Weighted-average shares used in per share computations – diluted	20,396	19,820

DDi Corp. Third Quarter 2010 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Sept. 30, 2010	Dec. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$15,475	$19,392
Accounts receivable, net	47,469	35,280
Inventories	20,966	19,342
Prepaid expenses and other	2,481	1,265

Total current assets	86,391	75,279
Property, plant and equipment, net	39,538	40,175
Intangible assets, net	804	1,374
Goodwill	3,451	2,986
Other assets	1,124	659

Total assets	$131,308	$120,473

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,487	$13,939
Accrued expenses and other current liabilities	16,153	20,943
Revolving credit facility	—	4,227

Total current liabilities	35,640	39,109
Other long-term liabilities	10,609	12,056

Total liabilities	46,249	51,165

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	229,894	230,945
Accumulated other comprehensive income	917	410
Accumulated deficit	(145,752)	(162,047)

Total stockholders’ equity	85,059	69,308

Total liabilities and stockholders’ equity	$131,308	$120,473

DDi Corp. Third Quarter 2010 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Sept. 30, 2010	Qtr. Ended Sept. 30, 2009	Qtr. Ended June 30, 2010
Adjusted EBITDA:
GAAP net income	$6,499	$249	$5,997
Add back:
Interest and other expense, net	152	284	442
Income tax expense / (benefit)	69	(183)	312
Depreciation	2,138	2,060	2,163
Amortization of intangible assets	190	190	190
Non-cash compensation	352	445	341
Non-recurring Coretec acquisition costs	—	—	50
Toronto site integration	48	—	290

Adjusted EBITDA	$9,448	$3,045	$9,785

	9 Mo. Ended Sept. 30, 2010	9 Mo. Ended Sept. 30, 2009
Adjusted EBITDA:
GAAP net income	$16,295	$1,196
Add back:
Interest and other expense, net	1,252	647
Income tax expense	790	73
Depreciation	6,501	6,153
Amortization of intangible assets	570	570
Non-cash compensation	1,041	1,582
Non-recurring Coretec acquisition costs	850	—
Toronto site integration	338	—

Adjusted EBITDA	$27,637	$10,221